May 15, 2025

Scott Galit

[***]

Dear Scott,

Re: Supplement and Amendment No. 2 to Transition Agreement

THIS SUPPLEMENT AND AMENDMENT NO. 2 (this “Amendment”) to the Transition Agreement entered into by you and Payoneer Inc., a Delaware limited liability company (the “Company”), dated as of April 14, 2024 (as amended, by Amendment No. 1 dated August 5, 2024, the “Original Agreement”), is entered into by and between the Company and you as of the date hereof.

WHEREAS, you and the Company desire to supplement and amend the Original Agreement as provided herein; and

WHEREAS, you and the Company desire that the supplements and amendments set forth herein be considered to have taken effect on January 1, 2025.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to supplement and modify the Original Agreement as set forth below.  Defined terms used herein and not otherwise defined in their context have the meanings set forth in the Original Agreement.

1.	The words “During the period commencing on July 1, 2024 and ending on May 31, 2025 or if earlier, your last day as a member of the Board of Directors of Payoneer Global Inc. (respectively, the “Residual Period” and the “Last Date”)) […]” in the first row of Section 2(a) of the Original Agreement are hereby replaced with the following language in order to clarify and reflect the original intention of the parties hereto: “During the period commencing on July 1, 2024 and ending on the date of Payoneer Global Inc.’s 2025 General Meeting of Stockholders or if earlier, your last day as a member of the Board of Directors of Payoneer Global Inc. (respectively, the “Residual Period” and the “Last Date”)) […]”.
2.	Pursuant to the above amendment of the Last Date definition, Schedule B of the Original Agreement shall be amended to include the vesting of the equity award set forth in Appendix A(1) attached hereto.
3.	Notwithstanding Section 2(a) of the Original Agreement:
3.1	You will continue to serve on the Board of Directors of the Subsidiary, Payoneer Europe Limited (“PEL”) during Q1 and Q2 2025 (the “PEL Term”) for a quarterly fee of $13,600 (thirteen thousand six hundred USD) (the “PEL Fee”), plus any other reasonable costs or expenses as shall be pre-approved in writing by PEL in accordance with PEL’s expense policy. Such term may be extended for an additional quarter (i.e. – Q3 2025) (the “Additional PEL Term”) by written notice to be provided by the Company no less than 30 days prior to the end of the PEL Term, or by mutual written consent.

3.2	(i) The PEL Term may be earlier terminated by mutual consent, following the Last Date and subject to the approval of the appointment of a new PEL board member by the Central Bank of Ireland; (ii) the Additional PEL Term, if applicable, will terminate upon the approval of the appointment of a new PEL board member by the Central Bank of Ireland, or may be terminated earlier by mutual consent, or by the Company at any time upon not less than thirty (30) days’ prior written notice; provided in each case that you shall be entitled to receive the full PEL Fee for the applicable quarter in which the termination occurred.
3.3	In addition, until no later than the end of Q2 2025, or earlier per written notice by the Company, (i) you will continue to serve as member of the Board of Directors and Legal Representative of Payoneer (Guangzhou) Commerce Services Co., Ltd (“PGZ”) at no additional cost, provided that the work load during such extended period does not substantially exceed your current work load in connection therewith, and (ii) you will continue to serve as a member of the Board of Directors of PYNR Services Limited at no additional cost, in each of the above cases for the purpose of satisfying regulatory and/or corporate needs in relation to said Subsidiaries.
4.	Notwithstanding Sections 2(b) and 2(d) of the Original Agreement:
4.1	In the event that the Last Date occurs prior to the vest date listed in Appendix A(1) attached hereto, during the PEL Term, i) you will be entitled to the continued vesting of equity awards (comprising restricted stock units (“RSUs”)) that have previously been granted to you and that have not vested as of the Last Date, pursuant to their original vesting schedule as set forth on Schedule B of the Original Agreement, as amended herein, and (ii) in the event of termination of your services as a PEL board member during Q2 2025 but after the Last Date, any RSUs that have not vested as of your last day as a PEL board member in Q2 2025 but that absent the separation, were scheduled to become vested through and including June 30, 2025, as set forth on Appendix A(1) attached hereto, shall, as of your last day as a PEL board member in Q2 2025 be accelerated and become immediately vested and exercisable.
4.2	During the Additional PEL Term (if applicable), (i) you will be entitled to the continued vesting of equity awards (comprising RSUs) that have previously been granted to you and that have not vested as of the Last Date or the PEL Term, pursuant to their original vesting schedule as set forth on Appendix A(2) attached hereto, and (ii) in the event of termination of your services as a PEL board member during Q3 2025 but prior to the end of the Additional PEL term, any RSUs that have not vested as of your last day as a PEL board member in Q3 2025 but that absent the separation, were scheduled to become vested through and including September 30, 2025, as set forth on Appendix A(2) attached hereto, shall, as of your last day as a PEL board member in Q3 2025 be accelerated and become immediately vested and exercisable.
4.3	The continued vestings described in Sections 4.1 and 4.2 are subject to your execution of the Reaffirmation set forth on Schedule A of the Original Agreement on or immediately following your last day of service on the applicable board. For avoidance of doubt, during any time in which your equity awards resume vesting per this Amendment, you will not be entitled to participate in or receive compensation under Payoneer Global Inc.’s Non-Employee Directors Compensation Plan or any amendment thereto.

5.	The words “PEL Term and Additional PEL Term,” shall be added after the words “the Additional Board Term,” in row 7 of Section 3 of the Original Agreement. The words “PEL Term and Additional PEL Term, as the case may be,” shall be added after the words “during any Additional Board Term” in row 3 of Section 12(a) of the Original Agreement, and any additional vestings contemplated herein shall be deemed sufficient for the purpose of the Restricted Period referenced in the Original Agreement. The multiple references to the date May 31, 2025 in Sections 12(b) and 12(c) of the Original Agreement shall be replaced with the words: “the date of Payoneer Global Inc.’s 2025 Annual Meeting of Stockholders”.
6.	RATIFICATION AS AMENDED. Except as supplemented and amended by this Amendment, the terms and conditions of the Original Agreement are confirmed in all other respects, and the Original Agreement, as supplemented and amended by this Amendment, shall continue in full force and effect. Any reference to the Agreement in the Original Agreement as supplemented and amended by this Amendment shall mean the Original Agreement as supplemented and amended by this Amendment. In the event of any inconsistency between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall control to the extent necessary to resolve the inconsistency.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Original Agreement to be executed as of the day and year first above written.

Payoneer Inc.

/s/ John Caplan

By:John Caplan

Title:Chief Executive Officer

Agreed to and Accepted:

/s/ Scott Galit

Scott H. Galit

Appendix A(1)

[Omitted]

Appendix A(2)

[Omitted]